Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of our report dated June 3, 2025, with respect to the consolidated financial statements of Exzeo Group, Inc. and Subsidiaries. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Forvis Mazars, LLP

Charlotte, North Carolina
October 16, 2025